EXHIBIT 4.1
ASSUMPTION AGREEMENT
This Assumption Agreement (the “Assumption Agreement”) is made and entered into as of June 1, 2010, by Global Indemnity (Cayman) Limited, an exempted company incorporated and registered in the Cayman Islands (“Additional Guarantor”) for the benefit of each holder of any Notes (as defined in the Note and Guarantee Agreement referred to below).
WHEREAS, United America Indemnity, Ltd., a Cayman Islands corporation (“Existing Guarantor”) is party to that certain Note and Guarantee Agreement, dated as of July 20, 2005 between the Existing Guarantor, U.N. Holdings II, Inc. and each purchaser party thereto (the “Note and Guarantee Agreement”; capitalized terms used but not defined herein having the meanings set forth for such terms in the Note and Guarantee Agreement);
WHEREAS, Additional Guarantor may be deemed to acquire substantially all of the assets of Existing Guarantor upon consummation of the transactions (the “Transaction”) described in (i) that certain Share Purchase Agreement in relation to the sale and purchase of all the share capital of Wind River Reinsurance Company, Ltd., dated 27 May 2010, between the Existing Guarantor and the Additional Guarantor (the “Share Purchase Agreement”) and (ii) that certain Asset Purchase Agreement, dated 27 May 2010 between the Existing Guarantor and the Additional Guarantor (the "Asset Purchase Agreement”);
WHEREAS, Section 10.2 of the Note and Guarantee Agreement may require Additional Guarantor to assume the due and punctual performance and observance of each covenant and condition of the Note and Guarantee Agreement and the Guarantees (collectively, the “Assumed Obligations”) upon consummation of the Transaction; and
WHEREAS, Additional Guarantor has agreed to assume the Assumed Obligations and become a party to the Note and Guarantee Agreement as a Guarantor and an Obligor thereunder upon consummation of the Transaction.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Additional Guarantor hereby agrees as follows:
1. Assumption. Effective as of the time the Transaction is consummated pursuant to the Share Purchase Agreement and the Asset Purchase Agreement (which shall be confirmed to each holder of any Note in writing sent within 2 Business Days thereafter as provided in Section 20 of the Note and Guarantee Agreement), by executing and delivering this Assumption Agreement, Additional Guarantor hereby becomes party to the Note and Guarantee Agreement as a Guarantor and an Obligor thereunder with the same force and effect as if originally named therein as a Guarantor and an Obligor and, without limiting the generality of the foregoing, hereby, jointly and severally with Existing Guarantor, assumes and agrees, for the benefit of each holder of any Note or Notes at any time outstanding, to observe and perform all of the duties, obligations, terms, provisions, conditions and covenants applicable to Existing Guarantor, and guarantees to each holder of any Note or Notes at any time outstanding all of the Guaranteed Obligations. Additional Guarantor hereby further agrees that if the Company shall default in the payment or performance of any of the Guaranteed Obligations, Additional Guarantor will (x) promptly pay or perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by mandatory or optional prepayment or otherwise) in accordance with the terms of such extension or renewal and (y) pay to the holder of any Note such amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of such holder’s rights under the Note and Guarantee Agreement, including, without limitation, reasonable counsel fees.
The Additional Guarantor hereby waives notice of acceptance of, and reliance upon, this Assumption Agreement by any holder of any Note.

2. Representations and Warranties. The Additional Guarantor represents and warrants to the holders of any Note as follows:
2.1 Organization; Power and Authority. The Additional Guarantor is an exempted limited company formed with limited liability duly organized, validly existing and, if legally applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation in each jurisdiction to which such qualification is required by law and has the corporate power and authority to execute and deliver this Assumption Agreement and to perform the provisions hereof and of the Note and Guarantee Agreement as assumed hereby.
2.2 Authorization, Etc. This Assumption Agreement has been duly authorized by all necessary corporate action on the part of the Additional Guarantor.
2.3 Compliance with Laws, Other Instruments, Etc. The execution and delivery by the Additional Guarantor of this Assumption Agreement and the performance by the Additional Guarantor of this Assumption Agreement and the Note and Guarantee Agreement as assumed hereby will not (i) contravene, result in any breach of, or constitute a default under any other Material agreement or instrument to which the Additional Guarantor is bound, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Additional Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Additional Guarantor.
2.4 Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution or delivery by the Additional Guarantor of this Assumption Agreement or the performance by the Additional Guarantor of this Assumption Agreement or the Note and Guarantee Agreement as assumed hereby.
2.5 Taxes. No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of or in the jurisdiction of organization of the Additional Guarantor or any political subdivision thereof or therein will be incurred by the Additional Guarantor or any holder of a Note as a result of the execution or delivery of this Assumption Agreement and no deduction or withholding in respect of Taxes imposed by or for the account of any such authority or political subdivision is required to be made from any payment by the Additional Guarantor under the Note and Guarantee Agreement except for any such withholding or deduction arising out of the conditions described in Section 13(b) of the Note and Guarantee Agreement.
2.6 Ranking. The Additional Guarantor’s payment obligations under the Note and Guarantee Agreement rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated indebtedness of the Additional Guarantor, except for such obligations as may be mandatorily preferred by operation of bankruptcy, insolvency or similar laws of general application.
2.7 Solvency. The Additional Guarantor is, and after giving effect to this Assumption Agreement will be, solvent.
2.8 No Default. Immediately before and immediately after giving effect to the Transaction, no Default or Event of Default shall have occurred and be continuing.
3. Process. The Additional Guarantor hereby irrevocably appoints National Registered Agents, Inc. to receive for it, and on its behalf, service of process in the United States from the date of the effectiveness of the Transaction to July 20, 2016 and, concurrently with the effectiveness of the Transaction, shall enter into appropriate documentation to evidence the acceptance by National Registered Agents, Inc. of such designation.

4. Governing Law. This Assumption Agreement shall be construed and enforced in accordance with, and the rights of Additional Guarantor shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
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IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of the date first above written.

GLOBAL INDEMNITY (CAYMAN) LIMITED

By:	/s/ Thomas M. McGeehan

Name:	Thomas M. McGeehan

Title:	Director

Acknowledged and Consented:
UNITED AMERICA INDEMNITY, LTD.

By:	/s/ Linda C. Hohn
Name:	Linda C. Hohn

Title:	Vice President